EXECUTION COPY

MEMORANDUM OF UNDERSTANDING

Between :

South Sea Energy Corp., a Nevada corporation, formely Henley Ventures, Inc. (“South Sea”)

And :

CBM Asia Development Corp., a British Columbia corporation (“CBM”)
Alan Charuk, an individual
Harvey Price, an individual
James Charuk, an individual
Charles Bloomquist, an individual

Date :      August 17, 2007

          This Memorandum of Understanding will confirm the various discussions that have taken place relative to the proposal to terminate discussions underlying the Letter of Intent entered into by South Sea and CBM dated June 15, 2007, as amended (the “LOI”). This Memorandum of Understanding contains terms and conditions mutually acceptable to each party and upon execution, is binding as it relates to the various matters set forth below:

A)	The LOI has lapsed in accordance with the the terms and conditions as set forth therein, and is currently void and fully terminated.

B)

As regards to any and all financial claims and issues related to the LOI, and in settlement thereof, CBM shall repay to South Sea $26,000 of the Deposit (as defined in the LOI) and South Sea shall forgive and fully and unconditionally surrender the remaining $74,000 of the Deposit previously provided to CBM, and shall have no right or claim thereto.

C)

South Sea shall return 26,000,000 shares of its common stock previously issued to Alan Charuk (20,000,000 shares), Harvey Price (500,000 shares), James Charuk (5,000,000 shares) and Charles Bloomquist (500,000 shares). CBM Development Corp. Asia shall provide for, among other provisions, resignations and general releases by Alan Charuk, Harvey Price, James Charuk and Charles Bloomquist against South Sea. These shares, while issued, remain unpaid.

D)

Except as set forth herein, all costs and expenses incurred by Alan Charuk, Harvey Price, James Charuk and Charles Bloomquist on behalf of South Sea shall be borne by South Sea and South Sea hereby holds Alan Charuk, Harvey Price, James Charuk and Charles Bloomquist harmless for such costs and expenses.

E)

South Sea shall enter into an indemnification and hold harmless agreement in the form attached hereto as Exhibit B with Alan Charuk, Harvey Price, James Charuk and Charles Bloomquist providing certain indemnifications for third party claims.

F)	South Sea agrees that any agreements or letters of intent entered into by South Sea related to the participation in or development of a coal bed methane project in East

Kalimantan, Indonesia shall be owned exclusively by CBM, and South Sea agrees to execute any necessary assignments and documents in favor of CBM related thereto, the intent of the parties being that South Seas shall have no right, title or interest of whatsoever nature in or to such project or properties.

G)	Each party shall be responsible for their own costs and expenses in executing the obligations set forth in this Memorandum of Understanding.

H)

Confidentiality: The existence and terms of this Memorandum of Understanding are strictly confidential and shall not be disclosed by either party except as required by U.S. securities laws, or as required to be disclosed to either party’s respective officers, directors, employees, attorneys, accountants, bankers, and other advisers, provided that such persons agree to the confidentiality restrictions contained herein. Alan Charuk, Harvey Price, James Charuk and Charles Bloomquist agree to execute any documents requested by South Sea necessary to comply with all applicable federal and state securities laws, rules and regulations.

          This Memorandum of Understanding will be governed, construed and enforced in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of laws. The parties, and each of them, acknowledge, agree, and represent that he or it: (a) has been represented in connection with the negotiation and preparation of this Memorandum of Understanding by counsel of that party’s choosing; (b) has read this Memorandum of Understanding and has had it fully explained by his or its counsel; (c) it is fully aware of the contents and legal affect of this Memorandum of Understanding; (d) has authority to enter into and sign this Memorandum of Understanding; and (e) enters into and signs the same by his or its own free will. This Memorandum of Understanding shall bind the heirs, personal representatives, successors and assigns of each of the parties and shall inure to the benefit of each of the parties, his or her agents, directors, officers, employees, attorneys, successors, and assigns. This Memorandum of Understanding and the exhibits attached hereto contain the entire and all of the agreements between the parties hereto and constitute the complete, final and exclusive embodiment of their agreement with respect to the subject matters covered in this Memorandum of Understanding. Any and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into and superseded by this Memorandum of Understanding. No claimed additions to or modifications or amendments of this Memorandum of Understanding, nor any claimed waiver of its terms or conditions, shall be effective unless in writing and signed by the duly authorized representative of the party against whom the same may be asserted.

          This Memorandum of Understanding shall be executed simultaneously in one or more counterparts, and by the different parties in separate counterparts, each of which may be executed via facsimile signature and each of which when executed shall be deemed original, but all of which shall constitute one and the same instrument. The foregoing accurately sets forth each parties understanding of their respective present intentions.

South Sea Energy Corp.

By:
Name:	Dennis Mee
Title:	Chief Financial Officer

CBM Asia Development Corp.
By:
Name:	Alan Charuk
Title:	President

By:
Name:	Alan Charuk

By:
Name:	Harvey Price

By:
Name:	James Charuk

By:
Name:	Charles Bloomquist

EXHIBIT A

AGREEMENT

EXHIBIT B

INDEMNIFICATION AGREEMENT